Exhibit 23.1

Consent of Elliott Davis, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Atlantic Bancshares, Inc.

We consent to the incorporation by reference into the Registration Statement on Form S-8 (No. 333-137630) filed by Atlantic Bancshares, Inc. in connection with registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the Atlantic Bancshares, Inc. 2006 Stock Incentive Plan of our Report dated March 19, 2008, which is included in the Atlantic Bancshares, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/ Elliott Davis, LLC
Columbia, South Carolina
March 27, 2008